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                                                          EXHIBIT NO. 99.5(d)

                       SUB-INVESTMENT ADVISORY AGREEMENT




SUB-INVESTMENT ADVISORY AGREEMENT, dated this 18th day of January, 1995, by and between MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation (the "Adviser"), and BATTERYMARCH FINANCIAL MANAGEMENT, INC., a Maryland corporation (the "Sub-Adviser").

                                  WITNESSETH:


WHEREAS, the Adviser provides MFS World Growth Fund (the "Fund"), a series of MFS Series Trust VIII (the "Trust"), an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Act"), business services pursuant to the terms and conditions of an investment advisory agreement dated August 30, 1993 between the Adviser and the Fund; and

WHEREAS, the Sub-Adviser is willing to provide business services to the Adviser on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

ARTICLE 1. Duties of the Sub-Adviser. The Sub-Adviser will furnish the Adviser with information and advise, including advice on the allocation of investments among emerging market countries or regions, relating to such portion of the Fund's assets as the Adviser shall from time to time designate (collectively, the "Designated Assets"). The Adviser will have responsibility for exercising proxy, consent, and other rights pertaining to the Fund's portfolio securities included in the Designated Assets; however, the Sub-Adviser will, as requested, make recommendations to the Adviser as to the manner in which such proxy, consent and other rights shall be exercised. From time to time the Adviser will notify the Sub-Adviser of the aggregate U.S.
dollar amount of the Designated Assets.

The Sub-Adviser will furnish continuously an investment program with respect to the Designated Assets and will determine from time to time what securities shall be purchased with the Designated Assets, what securities comprising the Designated Assets should be sold, and what portion, if any, of the Designated Assets shall be held uninvested; subject, always, to the restrictions of the Trust's Declaration of Trust dated July 31, 1987, as amended and restated May 6, 1991, and By-Laws, each as amended from time to time (provided that prior written notice of any such amendment shall have been given to the Sub-Adviser) (respectively, the "Declaration" and the "By-Laws"), the provisions of the Act and the Rules, Regulations and Orders thereunder,
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the provisions of the Fund's then current Prospectus and Statement of Additional
Information (provided a copy thereof has been furnished to the Sub-Adviser); and subject, further, to the Sub-Adviser notifying the Adviser in advance of the Sub-Adviser's intention to purchase any securities except as such notification may be waived or limited by the Adviser, it being understood that the Sub-Adviser shall only be responsible for compliance with the above-mentioned restrictions in regards to the Designated Assets and for compliance with any restrictions imposed in writing by the Adviser from time to time in order to facilitate compliance with the above-mentioned restrictions that apply to all Fund assets.

Should the Trustees of the Trust or the Adviser at any time make any definite determination as to investment policy and notify the Sub-Adviser thereof in writing, the Sub-Adviser shall be bound by such determination for the period, if any, specified in such notice or until notified that such determination has been revoked. Further, the Adviser or the Trustees of the Trust may at any time, upon written notice to the Sub-Adviser, suspend or restrict the right of the Sub-Adviser to determine what assets shall be purchased for or sold from the Designated Assets and what portion, if any, of the Designated Assets shall be held uninvested.

The Sub-Adviser shall take, on behalf of the Fund, all actions, which it deems necessary to implement the investment policies determined as provided above, and in particular, consistent with the provisions of Article 3 of this Agreement, to place all orders for the purchase or sale of securities for the Fund's account with respect to Designated Assets with brokers, dealers or other entities selected by it, and to that end the Sub-Adviser is authorized as the agent of the Fund to give instructions to the Custodian of the Fund and any subcustodian as to deliveries of securities, transfers of currencies and payments of cash for the account of the Fund. The Sub-Adviser will advise the Adviser on the same day it gives any such instructions. In connection with the selections of such brokers, dealers or other entities and the placing of such orders, the Sub-Adviser is directed to seek for the Fund execution at the most reasonable price by responsible brokerage firms at reasonably competitive commission rates. In fulfilling this requirement, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty, created by this Agreement or otherwise, solely by reason of its having caused the Fund to pay a broker, dealer or other entity an amount of commission for effecting a securities transaction in excess of the amount of commission another broker, dealer or other entity would have charged for effecting that transaction, if the Sub-Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or other entity, viewed in terms of either that particular transaction or the Sub-Adviser's overall responsibilities with respect to the Fund and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction will be made by the Sub-Adviser in the manner it considers to be the most equitable.
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ARTICLE 2.  Compensation of the Sub-Adviser.  For the services to be rendered by the Sub-Adviser under this Agreement, the Adviser shall pay to the Sub-Adviser compensation, computed and paid monthly in U.S. dollars, at a rate of 1.00% per annum of the average daily net asset value of the Designated Assets. If the Sub-Adviser shall serve for less than the whole of any month, the compensation payable to the Sub-Adviser with respect to the Fund will be prorated. The Sub-Adviser will pay its expenses incurred in performing its duties under this Agreement. Neither the Trust nor the Fund shall be liable to the Sub-Adviser for the compensation of the Sub-Adviser.

ARTICLE 3. Covenants of the Sub-Adviser. The Sub-Adviser agrees that it will not deal with itself, or with the Trustees of the Trust or the Fund's distributor, if any, as principals, brokers or dealers in making purchases or sales of securities or other property for the account of the Fund, except as permitted by the Act and the Rules, Regulations or Orders thereunder, will not take a long or short position in the shares of the Fund except as permitted by the Declaration and the By-Laws and the then-current Prospectus and Statement of Additional Information of the Trust relative to the Sub-Adviser and its directors, officers employees and affiliates.

ARTICLE 4. Limitation of Liability of the Sub-Adviser. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution and management of the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties and obligations hereunder. The Trust, on behalf of the Fund, may enforce any obligations of the Sub-Adviser under this Agreement and may recover directly from the Sub-Adviser for any liability it may have to the Fund.

ARTICLE 5. Activities of the Sub-Adviser. The services of the Sub-Adviser to the Fund are not deemed to be exclusive, the Sub-Adviser being free to render investment advisory and/or other services to others. It is understood that the Trustees, directors, officers and shareholders of the Trust, Fund or the Adviser are or may be or become interested in the Sub-Adviser, as directors, officers, employees, or otherwise and that directors, officers and employees of the Sub-Adviser may become similarly interested in the Trust, Fund or Adviser and that the Sub-Adviser may be or become interested in the Fund as a shareholder or otherwise.

ARTICLE 6. Representations, Warranties and Agreements of the Sub-Adviser. The Sub-Adviser represents, warrants and agrees that:

It is registered as an "Investment Adviser" under the Investment Advisers Act of 1940 (the "Advisers Act") (and will immediately notify the Adviser and the Fund if it ceases to be so registered) and will comply with all applicable provisions under the Advisers Act and the Rules, Regulations and Orders thereunder and under the Act and the Rules, Regulations and Orders thereunder.

It will maintain, keep current and preserve on behalf of the Fund, in the manner required or permitted by the Act and the Rules, Regulations and Orders thereunder, records relating to investment transactions made by the Sub-Adviser for the Fund as may be reasonably requested
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by the Adviser or the Fund from time to time. The  Sub-Adviser  agrees that such records are the property of the Fund, and will be surrendered to the Fund promptly upon request.

ARTICLE 7. Duration, Termination and Amendment of this Agreement. This Agreement shall become effective on the date first above written and shall govern the relations between the parties hereto thereafter, and shall remain in force until August 1, 1996 on which date it will terminate unless its continuance after August 1, 1996 is specifically approved at least annually (i) by the vote of a majority of the Trustees of the Trust who are not "interested persons" of the Trust or of the Adviser or of the Sub-Adviser at a meeting specifically called for the purpose of voting on such approval, and (ii) by the Board of Trustees of the Trust, or by vote of a majority of the outstanding voting securities of the Fund.

This Agreement may be terminated at any time without the payment of any penalty by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund or by the Adviser or by the Sub-Adviser, in each case on not more than sixty days nor less than thirty days written notice to the other party and to the Fund. This Agreement shall automatically terminate in the event of its assignment.

This Agreement may be amended only if such amendment is approved by vote of a majority of the outstanding voting securities of the Fund, by the Adviser and by the Sub-Adviser.

The terms "specifically approved at least annually", "vote of a majority of the outstanding voting securities", "assignment", "affiliated person", and "interested person", when used in this Agreement, shall have the respective meanings specified, and shall be construed in a manner consistent with, the Act and the Rules and Regulations promulgated thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the Act.

ARTICLE 8. Miscellaneous. This Agreement shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts.
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IN WITNESS  WHEREOF,  the parties have caused this  Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, and their respective seals to be hereto affixed, all as of the day and year first written above

                                       MASSACHUSETTS FINANCIAL SERVICES COMPANY


                                       By:     A. KEITH BRODKIN
                                               A. Keith Brodkin,
                                               Chairman

                                       BATTERYMARCH FINANCIAL MANAGEMENT, INC.


                                       By:     TANIA ZOUIKIN
                                               Tania Zouikin
                                               President

The foregoing is hereby agreed to.

The undersigned Trustee has executed this Agreement not individually but in his capacity as a Trustee of the Trust under the Trust's Declaration of Trust dated July 31, 1987, as amended, (a copy of which is on file with the Secretary of State of The Commonwealth of Massachusetts) and the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers, employees, agents or shareholders of the Trust or Fund individually, but bind only the assets and property of the Fund. The obligations of or arising out of this instrument are not binding upon the assets or property of any series of the Trust other than the Fund.

MFS SERIES TRUST VIII
ON BEHALF OF MFS WORLD GROWTH FUND



By:      A. KEITH BRODKIN
         A. Keith Brodkin
         Chairman